Exhibit 99.1

News Release

Media and financial analysts contact:
Susan Kappes (972) 855-3729

Atmos Energy Announces Public Offering of 13 Million Shares

DALLAS (October 14, 2004)—Atmos Energy Corporation (NYSE: ATO) today said that it plans to make a public offering of 13,000,000 shares of its common stock. The offering will be made under the company’s shelf registration statement filed with the Securities and Exchange Commission. The underwriters will be granted an option by the Company to purchase up to an additional 1,950,000 shares to cover overallotments, if any.

Atmos Energy also intends to offer approximately $1.35 billion of senior unsecured notes which will be conducted as a separate public offering by means of a separate prospectus.

Atmos Energy intends to use the net proceeds from this offering and the planned senior unsecured notes offering to repay short-term debt incurred to purchase the natural gas distribution and pipeline operations of TXU Gas Company from TXU Corp., which closed on October 1, 2004.

Merrill Lynch & Co. will be the lead manager for the offering with Banc of America Securities LLC, JPMorgan, SunTrust Robinson Humphrey and Wachovia Securities serving as co-managers. The offering of the shares of common stock may be made only by means of a prospectus. A copy of the preliminary prospectus supplement can be obtained from Merrill Lynch & Co., 4 World Financial Center, North Tower, New York, New York 10080.

This news release does not constitute an offer to sell any securities under the offering.

Atmos Energy Corporation, headquartered in Dallas, is the country’s largest natural-gas-only distributor, serving approximately 3.1 million gas utility customers. Atmos Energy’s utility operations serve more than 1,500 communities in 12 states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy’s nonutility operations, organized under Atmos Energy Holdings, Inc., operate in 18 states. They provide natural gas marketing and procurement services to industrial, commercial and municipal customers and manage company-owned natural gas storage and pipeline assets, including one of the largest intrastate natural gas pipeline systems in Texas.

# # #